Exhibit 5.1

Sean M. Clayton T: +1 858 550 6034 sclayton@cooley.com

September 4, 2015

MannKind Corporation

28903 North Avenue Paine

Valencia, CA 91355

Ladies and Gentlemen:

You have requested our opinion, as counsel to MannKind Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of the lesser of (i) $50,000,000 of shares or (ii) 25,000,000 shares of the Company’s common stock, par value $0.01 (the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333-206778) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated September 4, 2015, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with (i) an At-The-Market Issuance Sales Agreement, dated March 3, 2014, as amended on September 4, 2015, between the Company and MLV & Co. LLC (the “MLV Agreement”) and (ii) an At-The-Market Issuance Sales Agreement, dated March 3, 2014, as amended on September 4, 2015, between the Company and Meyers Associates, L.P. (doing business as BP Capital, a division of Meyers Associates, L.P.) (the “BP Capital Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the MLV Agreement, the BP Capital Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction other than that identified above are applicable to the subject matter hereof.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

MannKind Corporation September 4, 2015 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the MLV Agreement or the BP Capital Agreement, as applicable, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM